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                       August 29, 2022

       Edward T. Gallivan, JR.
       Chief Financial Officer
       FS Credit Real Estate Income Trust, Inc.
       201 Rouse Boulevard
       Philadelphia, Pennsylvania 19112

                                                        Re: FS Credit Real
Estate Income Trust, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 000-56163

       Dear Mr. Gallivan, JR.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction